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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

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                                TABLE OF CONTENTS



ARTICLE I              EMPLOYMENT AND DUTIES...........................  1

         Section 1.1   General.........................................  1
         Section 1.2   Required Service................................  2

ARTICLE II             TERM OF EMPLOYMENT..............................  3

         Section 2.1   Term of Employment..............................  3

ARTICLE III            COMPENSATION AND OTHER BENEFITS.................  3

         Section 3.1   Compensation and Other Benefits.................  3
         Section 3.2   Salary..........................................  3
         Section 3.3   Employment Benefit Plans........................  5
         Section 3.4   Support Services................................  5
         Section 3.5   Relocation......................................  5
         Section 3.6   Travel..........................................  6

ARTICLE IV             TERMINATION OF EMPLOYMENT.......................  6

         Section 4.1   Termination for Cause;Resignation Without Good
                       Reason..........................................  6
         Section 4.2   Termination Without Cause; Resignation for
                       Good Reason.....................................  7
         Section 4.3   Death or Disability............................. 11


ARTICLE V              SECRECY AND NONCOMPETITION...................... 11

         Section 5.1   Secrecy......................................... 11
         Section 5.2   Intellectual Property........................... 12
         Section 5.3   Non-Compete Covenant............................ 13
         Section 5.4   Injunctive Relief............................... 14


ARTICLE VI             ARBITRATION..................................... 14

         Section 6.1   Arbitration..................................... 14

ARTICLE VII            NOTICES......................................... 16

         Section 7.1   Notices......................................... 16
         Section 7.2   Addresses....................................... 16


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ARTICLE VIII           MISCELLANEOUS................................... 17

         Section 8.1   Obligation to Pay............................... 17
         Section 8.2   Express Assumption.............................. 17
         Section 8.3   Nonassignability by the Executive............... 18
         Section 8.4   Entire Agreement; Binding Agreement............. 18
         Section 8.5   Severability.................................... 18
         Section 8.6   Amendment; Waiver............................... 19
         Section 8.7   Governing Law................................... 19
         Section 8.8   Supersedes Previous Agreements.................. 19
         Section 8.9   Counterparts.................................... 20
         Section 8.10  Headings........................................ 20


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            AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1,
1997 (the "Effective Date"), by and between Winston Resources, Inc., a Delaware corporation (the "Corporation"), and Seymour Kugler, an individual residing at 179 Lefferts Road, Woodmere, New York 11598 (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Corporation and the Executive had previously entered into an Employment Agreement, dated as of May 1, 1987, as amended by Amendment dated as of March 2, 1992 (as amended, the "Prior Agreement");
            WHEREAS, the Corporation and the Executive now desire to amend and restate the Prior Agreement and the parties further intend that this Amended and Restated Agreement shall supersede the Prior Agreement;
            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                              EMPLOYMENT AND DUTIES
            SECTION 1.1  GENERAL.

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            The Corporation hereby employs the Executive and the Executive agrees, upon the terms and conditions herein set forth, to serve as Chairman of the Board of Directors and Chief Executive Officer of the Corporation with the titles of Chairman of the Board and President. In such capacity, the Executive shall report directly to the Board of Directors of the Company (the "Board") and shall perform such duties in respect of such positions as may be delineated in the By-Laws of the Corporation, and such other duties, commensurate with the Executive's titles and positions of Chairman of the Board and Chief Executive Officer of the Corporation, as may be assigned to the Executive from time to time by the Board. The Executive shall perform for the Corporation and any of its subsidiaries such duties as are customarily performed by a corporate officer having principal executive responsibility for a publicly-held corporation. If elected or appointed, the Executive shall also serve as a director or officer of any of the Corporation's subsidiaries or affiliated companies without further compensation. As used in this Agreement, "Chief Executive Officer" shall mean the most senior position in the Corporation, irrespective of title.

            SECTION 1.2 REQUIRED SERVICE. During the Term hereof, the Executive shall, unless prevented by ill health, devote his full-time working hours to his duties hereunder. The Executive shall be responsible for setting his own hours and performing his services at the offices of the Corporation or at such other locations as designated by him.

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                                   ARTICLE II
                               TERM OF EMPLOYMENT

            SECTION 2.1 TERM OF EMPLOYMENT. The term of employment hereunder shall commence on the Effective Date, and end on August 14, 2002 (the "Term"), unless sooner terminated as provided herein.

                                   ARTICLE III
                         COMPENSATION AND OTHER BENEFITS
            SECTION 3.1 COMPENSATION AND OTHER BENEFITS. Subject to the
provisions of this Agreement, the Corporation shall pay and provide the compensation and other benefits described in this Article III to the Executive during the Term as compensation for services rendered hereunder.
            SECTION 3.2  SALARY.
            (a) (i) During the fiscal year of the Corporation ending December 31, 1997, the Corporation shall pay the Executive an initial annual salary ("Base Salary") in the amount of $445,638. The annual Base Salary during each subsequent year of the Term after such fiscal year shall be equal to the initial Base Salary increased by the greater of (a) three (3%) percent per annum, compounded or (b) an amount which is determined by multiplying said initial Base Salary amount by the percentage increase, if any, of the Consumer Price Index for all Urban Workers (New York - Northern New Jersey) (1967=100), issued by the

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Bureau of Labor Statistics of the United States Department of Labor (the
"Index") for such subsequent year over the Index for the fiscal year ended December 31, 1996. Base Salary shall be payable in equal, or as nearly equal as may be practicable installments not less frequently than bi-weekly. The Corporation shall be entitled to deduct or withhold all taxes and charges which the Corporation may be required to deduct or withhold therefrom.
            (ii) In addition to the Base Salary provided in Section 3.2(a)(i) above, the Executive shall be paid an amount of incentive compensation (the "Incentive Compensation") with respect to each fiscal year of the Corporation during the Term in an amount which equals the aggregate of the following percentages of Pre-Tax Income (as hereinafter defined): (A) 6% of Pre-Tax Income up to $1,000,000; (B) 10% of Pre-Tax Income over $1,000,000 up to $2,000,000;
(C) 20% of Pre-Tax Income over $2,000,000 up to $3,200,000; and (D) 6% of
Pre-Tax Income over $3,200,000, without limitation. For purposes of this paragraph, "Pre-Tax Income" shall mean the consolidated income before income taxes and extraordinary charges of the Corporation and its subsidiaries in any fiscal year (computed without giving effect to the accrual or payment of the incentive amount described in this paragraph. For purposes of this paragraph, Pre-Tax Income shall be computed in accordance with generally accepted accounting principles on a basis consistent with the audited consolidated financial statements of the Corporation and its subsidiaries for such fiscal year as distributed to the Corporation's stockholders and, except for the exclusion of the incentive amount described in this paragraph, after deduction of all proper operating costs and expenses, including the Base Salary paid to the Executive during such fiscal year pursuant to this Section 3.2 and any other compensation, benefits or bonuses paid to the Executive for, or accrued in his behalf

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with respect to, such fiscal year. The Incentive Compensation determined in accordance with this paragraph shall be computed and paid to the Executive not later than the 90th day following the end of each fiscal year in a lump sum or, at the election of the Executive, in two (2) or more installments on such dates, not later than the end of the year of determination, and in such amounts as the Executive may reasonably request.
                  SECTION 3.3 EMPLOYMENT BENEFIT PLANS. At all times during the Term, the Executive shall be provided the opportunity to participate in any other bonus, stock option, incentive compensation, deferred compensation, group insurance plan, or other plan and program, including pension and welfare plans, programs and arrangements (the "Plans") that are generally made available to executives of the Corporation, or as may be deemed appropriate by the Compensation Committee of the Board. The Executive shall also be entitled to receive any other benefits for which he is eligible and which the Corporation may provide for him or for its employees generally.
            SECTION 3.4 SUPPORT SERVICES. At all times during the Term, the Corporation shall provide the Executive with the use of an automobile of his selection, office space and support services, including secretarial services, equivalent to those afforded to the Executive immediately prior to the Effective Date.
            SECTION 3.5 RELOCATION. The Corporation shall not, without the Executive's consent, relocate the Executive's principal place of business to a location beyond twenty (20) miles from the location of the Executive's principal place of business immediately prior to the Effective Date.

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            SECTION 3.6 TRAVEL. The Corporation shall not, without the
Executive's consent, require the Executive to travel on the Corporation's business to an extent materially inconsistent with the Corporation's business travel requirements as applied to the Executive immediately prior to the Effective Date. The Corporation shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements, vouchers, and other supporting documentation in such form and containing such information as the Corporation may from time to time reasonably request.

                                   ARTICLE 4.
                            TERMINATION OF EMPLOYMENT
            SECTION 4.1   TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD
                          REASON.
            (A) If, prior to the expiration of the Term, the Executive's employment is terminated by the Corporation for Cause, as defined in Section 4.1(b) hereof, or if the Executive resigns from his employment hereunder without Good Reason, as defined in Section 4.2(c) hereof, the Executive shall not be eligible to receive Base Salary under Section 3.2(a) hereof, or to participate in any Plans under Section 3.4, hereof with respect to future periods after the date of such termination or resignation, except for the right to receive benefits which have become vested under any Plan in accordance with the terms of such Plan. In addition, the Executive shall not be eligible to receive any Incentive Compensation described in Section 3.2(b) hereof for the Corporation's fiscal year during which the date of termination or resignation occurs and any later years.

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            (B) Termination for "Cause" shall mean  termination of the
Executive's employment with the Corporation by the Board because of (i) the commission by the Executive of an act of fraud or embezzlement against the Corporation or any of its subsidiaries, or (2) a felony conviction of the Executive.
            (C) The date of termination of employment by the Corporation under this Section 4.1 shall be the date specified in a written notice of termination (which date shall be no earlier than the date of furnishing such notice), or if no such date is specified therein, the date of receipt by the Executive of such written notice of termination. The date of resignation under this Section 4.1 shall be two (2) weeks after receipt by the Corporation of written notice of resignation, or if no such notice is provided, the date the Executive ceases to perform his duties hereunder.
            SECTION 4.2   TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD
                          REASON.
            (A) Subject to the provisions of Section 4.2(e) hereof, if, prior to the expiration of the Term, the Executive's employment is terminated by the Corporation without Cause, and other than as a result of his death or Disability, or if the Executive resigns from his employment for Good Reason, the Executive shall be entitled to receive as severance benefits (the "Severance Benefits") the following: (I) his Base Salary at the annual rate then in effect immediately prior to such termination or resignation or, as the case may be, his compensation under Section 3.2(b) through the effective date of such termination or resignation; (II) the Incentive Compensation the Executive would have earned, prorated to the effective date of such termination or resignation;
(III) continued coverage for the Term under the Corporation's health and insurance plans applicable to the Executive immediately prior to

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such termination or resignation or, if any such plan does not permit continued
coverage of the Executive, the Corporation shall arrange to provide a benefit substantially similar to and no less favorable than the benefits he was entitled to under such plan; and (IV) a lump sum severance payment equal to 2.99 times the Executive's "Base Amount," as such term is defined in Section 280G of the Internal Revenue Code (the "Code") (subject to any applicable payroll or other taxes and charges required to be withheld computed at the rate for supplemental payments) provided that in no event shall "Total Payments" (as hereinafter defined) exceed 2.99 times the Executive's Base Amount. The Executive's Base Amount shall be determined in accordance with temporary or final regulations promulgated under section 280G of the Code then in effect, if any. In the absence of such regulations, if the Executive were not employed by the Corporation (or the corporation or partnership affiliated with the Corporation (an "Affiliate") within the meaning of Section 1504 of the Code or a predecessor of the Corporation) during the entire five calendar years (the "Base Period") preceding the calendar year in which a Change in Control of the Corporation occurred, the Executive's average annual compensation for the purposes of such determination shall be the lesser of (1) the average of the Executive's annual compensation for the complete calendar years during the Base Period during which the Executive was so employed or (2) the average of the Executive's annual compensation for both complete and partial calendar years during the Base Period during which the Executive was so employed, determined by any compensation (other than nonrecurring items) includable in the Executive's gross income for any partial calendar year or (3) the annual average of the Executive's total compensation for the Base Period during which the Executive was so employed, determined by dividing such

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total compensation by the number of whole and
fractional years included in the Base Period. Compensation payable to the Executive by the Corporation or any Affiliate or predecessor of the Corporation shall include every type and form of compensation includable in the Executive's gross income in respect of the Executive's employment by the Corporation or any Affiliate or predecessor of the Corporation, including compensation income recognized as a result of the Executive's exercise of stock options or sale of the stocks acquired, except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G of the Code. For purposes of this paragraph only a "change in control of the Corporation" shall have the meaning set forth in Section 280G of the Code and any temporary or final regulations promulgated thereunder, subject to the limitation stated in Subsection 5(c) below.
            (B) The date of termination of employment by the Corporation under this Section 4.2 shall be the date specified in a written notice of termination to the Executive (which date shall be no earlier than the date of furnishing such notice) or, if no such date is specified therein, the date on which such notice is given to the Executive. The date of resignation under this
Section 4.2 shall be two weeks after receipt by the Corporation of the written notice of resignation.
            (C) Resignation for "Good Reason" shall mean the Executive's voluntary termination of employment with the Corporation because of (I) a reduction, without the Executive's written consent, in the Executive's current base or aggregate compensation, unless such reduction is generally applicable to all executives of the Corporation, (II) a reduction without the Executive's consent, in the Executive's then current responsibilities as

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set forth in Section 1.1 hereof, (III) an election by the Executive to resign within two years following a Change in Control of the Corporation (as defined in Section 4.2(f)), or (IV) such other events of hardship as the Board may determine on a case-by-case basis.
            (D) For purposes of this Agreement, "Disability" shall mean that, as a result of the Executive's incapacity due to physical or mental illness, the Executive has been unable to substantially perform his normal duties with the Corporation for six (6) consecutive months and within thirty
(30) days after Notice of Termination is given to the Executive, he has not been able to resume substantial performance of his normal duties. Any question as to the existence of Disability shall be determined by a qualified independent physician selected by the Executive (or, if he is unable to make such selection, such selection shall be made by any adult member of the Executive's family) and approved by the Corporation. The written determination of such physician shall be final and conclusive for purposes of this Amendment.
            (E) In the event that the Severance Benefits would not be deductible in whole or in part in the calculation of Federal income tax owed by the Corporation or any of its affiliates, or any other person or entity making such payment or providing such benefit by reason of Section 280G of the Code, the Severance Benefits shall be reduced until no portion of the Severance Benefits is not deductible by reason of Section 280G of the Code.
            (F) For purposes of Section 4.2(c), "Change in Control" shall mean (i) the acquisition by a Third Party (as hereinafter defined) of beneficial ownership of more than fifty percent (50%) of the issued and outstanding voting securities or, by proxy or otherwise, fifty percent (50%) of the combined voting power of the Corporation, or (ii) the acquisition

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of all or substantially all of the assets of the Corporation by a Third Party by purchase, merger, consolidation or other form of transaction. For purposes of this Section 4.2(f), "Third Party" shall mean any person or group other than the Corporation and its affiliates; "person" and "beneficial ownership" shall have the meanings assigned to such terms under Section 13(d) of the Securities Exchange Act of 1934, as amended; and an "affiliate" of any first person shall mean a second person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first person.
            SECTION 4.3 DEATH OR DISABILITY. If the Executive dies or suffers Disability prior to the expiration of the Term, for a period of twelve months thereafter, his Base Salary and Incentive Compensation (determined as the Incentive Compensation he would have earned had his employment continued) under
Section 3.2(a) and compensation under Section 3.2(b) will be prorated for said period and paid to him or his beneficiary or estate.

                                   ARTICLE V
                                     SECRECY
            SECTION 5.1 SECRECY. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder and his past employment with the Corporation, he may acquire or has acquired confidential information and trade secrets concerning the operations of the Corporation, or its subsidiaries or affiliates, the use or disclosure of which could cause the Corporation

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substantial loss and
damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Corporation that he will not at any time, except in performance of the Executive's obligations to the Corporation hereunder, or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Corporation, or any predecessors to the business of the Corporation, or use any such information to the detriment of the Corporation or any of its subsidiaries or affiliates. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Corporation's management with respect to the Corporation's or any of its subsidiaries' or affiliates', business plans, prospects and opportunities, the identity of clients, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, price lists, marketing plans or strategies, and financial information. The Executive understands and agrees that the rights and obligations set forth in this Section 5.1 are perpetual and, in any case, shall extend beyond the Executive's employment hereunder.
            SECTION 5.2 INTELLECTUAL PROPERTY. The Executive confirms that all confidential information is and shall remain the exclusive property of the Corporation. All business records, papers and documents kept or made by the Executive relating to the business of the Corporation shall be and remain the property of the Corporation. Upon the termination of his employment with the Corporation, or upon the request of the Corporation at any time, the Executive shall promptly deliver to the Corporation, and shall not, without the consent of

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the Board (which consent shall not be unreasonably withheld), retain copies of, any written materials not previously made available to the public, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Corporation. The Executive may retain records relating exclusively to the terms and conditions of his employment relationship with the Corporation. The Executive understands and agrees that the rights and obligations set forth in this Section 5.2 are perpetual and, in any case, shall extend beyond the Executive's employment hereunder.
            SECTION 5.3 NON-COMPETE COVENANT. During the Term of his employment by the Corporation, and, in the event that he resigns or departs from its employ without the approval of its Board of Directors or is discharged for "cause" (as defined in Section 4.1(b) hereof), the Executive shall not engage, directly or indirectly, as proprietor, partner, shareholder, director, officer, employee, agent, consultant, or in any other capacity or manner whatsoever, in any business activity competitive with the business of the Corporation and any subsidiary of the Corporation, as constituted during his employment and on the date of such resignation, departure or discharge (i) in the market area of the Corporation and any such subsidiary as constituted on the date of his resignation, departure or discharge for a period of three (3) years after such date, and (ii) outside of such market area for a period of two (2) years after such date; provided, that nothing contained in this Section 5.3 shall prevent the Executive from purchasing or causing or permitting to be purchased for his direct or indirect benefit securities of any corporation whose securities are regularly traded on any national securities exchange or in the over-the-counter market so long as such purchases shall not result in the direct or indirect beneficial ownership by the

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Executive, at any time while the foregoing
restrictions remain in effect, of more than one percent (1%) of any outstanding class of equity securities of any corporation engaged, directly or through subsidiaries, in any business activities competitive with that carried on by the Corporation.
            SECTION 5.4 INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Corporation, the Executive acknowledges that a breach of any of the covenants contained in this Article V may result in material irreparable injury to the Corporation for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Corporation shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activates prohibited by this Article V, or such other relief as may be required to specifically enforce any of the covenants in this Article V.

                                   ARTICLE VI
                                   ARBITRATION
            SECTION 6.1 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, including, but not limited to, any claim relating to the validity, interpretation, enforceability or breach of this Agreement, or any claim or controversy arising out of the employment relationship or the commencement or termination of that relationship, including, but not limited to, any claim for breach of covenant, breach of implied covenant, wrongful termination, constructive discharge or intentional infliction of

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emotional distress, which is not settled by agreement between the parties, shall be settled by arbitration in New York, New York, before a panel of three arbitrators, one to be selected by the Corporation, one by the Executive and the other by the two persons so selected, all in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Corporation shall nevertheless be entitled to seek relief under Article V above in accordance with Section 5.3 thereof. In consideration of the parties' agreement to submit to arbitration disputes with regard to this Agreement and with regard to any alleged tort, contract or other claim arising out of the employment relationship, and in consideration of the anticipated expedition and minimization of expense of this arbitration remedy, each party agrees that the arbitration provisions of this Agreement shall provide it with the exclusive remedy, except as provided in the preceding sentence, and each party expressly waives any right it may have to seek redress in any other form except as provided herein. The parties further agree that the arbitrators acting hereunder shall be empowered to assess no remedy other than payment of compensatory damages or an order (including temporary, preliminary of permanent injunctive relief) enforcing the provisions of Article V above. The expenses of the arbitration proceeding plus the reasonable attorneys fees and disbursements incurred by the Executive in connection therewith shall be paid by the Corporation. Any decision or order of the majority of arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Supreme Court of the State of New York or any other court having jurisdiction.

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                                   ARTICLE VII
                                     NOTICES
            SECTION 7.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if and when (A) delivered personally, or (B) mailed by United States registered or certified mail (return receipt requested), (C) sent by nationally recognized overnight courier system, or (D) sent by telecopier transmission. Any notice by telecopier shall be followed within five (5) days by written notice, as set forth in any of items
(a) through (c) above.
            SECTION 7.2  ADDRESSES.
            (A)   Any notice given to the Corporation shall be addressed to:
                  Winston Resources, Inc.
                  535 Fifth Avenue
                  New York, NY  10017
                  Attention:  David Silver, Secretary


            (B)   Any notice given to the Executive shall be addressed to:
                  Seymour Kugler
                  179 Lefferts Road
                  Woodmere, New York 11598

                  With a copy to:

                  Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue
                  New York, New York  10022-4775
                  Facsimile No.: (212) 371-1084
                  Attention: Stuart B. Newman, Esq.

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                                   ARTICLE VIII
                                  MISCELLANEOUS
            SECTION 8.1 OBLIGATION TO PAY. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided herein, the Corporation waives all rights it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Except as otherwise provided herein, each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover for any reason all or part of such payment from the Executive or any person entitled thereto. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, and if Executive obtains such other employment, any compensation earned by Executive pursuant thereto shall not be applied to mitigate any payment made to the Executive pursuant to this Agreement except to the extent specifically provided in Section 4.2(a).
                  SECTION 8.2. EXPRESS ASSUMPTION. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by written agreement, to assume expressly and agree to perform this Agreement in the same manner and to the same

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extent that the Corporation would
be required to perform it if no such succession had taken place. As used in this Agreement, the term "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement required by this Section 8.2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
            SECTION 8.3 NONASSIGNABILITY BY THE EXECUTIVE. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Corporation's prior written consent; provided, however, that nothing in this paragraph shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives from assigning any rights hereunder to the person or persons entitled thereto.
            SECTION 8.4 ENTIRE AGREEMENT; BINDING AGREEMENT. This
Agreement shall constitute the entire agreement between the Executive and the Corporation concerning the Executive's employment by the Corporation. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive's heirs and the personal representatives of the Executive's heirs and the personal representatives of the Executive's estate.
            SECTION 8.5 SEVERABILITY. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision herein is invalid or unenforceable, (A) the remaining terms and provisions hereof shall be unimpaired,

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and (B) the invalid or unenforceable
term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any provision in this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
            SECTION 8.6 AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at such same or at any prior or subsequent time.
            SECTION 8.7 GOVERNING LAW. All matters effecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of New York without regard to conflicts of law provisions.
            SECTION 8.8 SUPERSEDES PREVIOUS AGREEMENTS. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including the Prior Agreement), all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiations, commitment, agreement or writing will have no further rights or obligations thereunder. However, this Amendment is in addition to and not in lieu of any other plan providing for payments to or benefits for the Executive.
            SECTION 8.9 COUNTERPARTS. This Agreement may be executed by any of the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one an the same instrument.
            SECTION 8.10 HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning of interpretation of any of the provisions of this Agreement.

            IN WITNESS WHEREOF, the Corporation has caused the Agreement to be signed by its officer pursuant to the authority of its Board of Directors, and the Executive has executed this Agreement as of the day and year first written above.

                                                   WINSTON RESOURCES, INC.



                                                   By:_________________________
                                                      Name:____________________
                                                      Title:___________________



                                                   ----------------------------
                                                   Executive

EX-10.9

                                                         EXECUTION ORIGINAL


                            FIFTH AMENDMENT OF LEASE

         THIS FIFTH AMENDMENT OF LEASE (this "Amendment") dated as of the 13th day of March, 1997, between 535 FIFTH AVENUE LLC, a New York limited liability company with its office c/o Axiom Real Estate Management, Inc., 545 Fifth Avenue, New York, New York 10017 ("Landlord") and WINSTON RESOURCES, INC., a Delaware corporation with its office at 535 Fifth Avenue, New York, New York 10017 ("Tenant").


                              W I T N E S S E T H:


         WHEREAS, Landlord or Landlord's predecessor-in-interest, Nineteen New York Properties Limited Partnership, and Tenant have heretofore entered into an Agreement of Lease dated as of August 8, 1990, as amended by a First Amendment of Lease dated as of March 1, 1992, a Second Amendment of Lease dated as of January 29, 1993, a Third Amendment of Lease dated as of February 19, 1993, a Fourth Amendment of Lease dated as of April 1, 1994, a letter agreement dated June 14, 1994, a Storage Space Agreement dated March 29, 1995 and a Storage Space Agreement dated as of May 28, 1996 (collectively, the "Lease"), pursuant to which Landlord leased to Tenant and Tenant did hire from Landlord the entire seventh (7th) floor (the "Seventh Floor Premises"), a portion of the eighth
(8th) floor (the "Existing Eighth Floor Premises") and certain basement and sub-basement storage space located in the building known as 535 Fifth Avenue, New York, New York (the "Building"), upon and subject to all of the terms, covenants and conditions as are more particularly described in the Lease;

         WHEREAS, the Existing Eighth Floor Premises was leased by Landlord to Tenant for a term expiring on February 28, 1997 (the "Existing Eighth Floor Expiration Date") and Tenant desires to lease from Landlord other space on the eighth (8th) floor of the Building in substitution thereof and remove its business operations from the Existing Eighth Floor Premises to such other eighth
(8th) floor premises; and

         WHEREAS, the parties hereto desire to modify the Lease in certain respects to provide for the inclusion therein of such other eighth (8th) floor space, to be demised to Tenant upon such terms, provisions and conditions as are more particularly hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Defined Terms. All capitalized terms contained in this Amendment which are not otherwise defined herein shall, for the purposes hereof, have the same meanings ascribed to them in the Lease.

         2. New Eighth Floor Premises. Effective as of the date of the mutual execution and delivery of this Amendment by the parties hereto (the "Adjustment Date") and for the remainder of the Term of the Lease there shall be added to and included in the Premises the following additional space in the Building, to wit:

                  A portion of the eighth (8th) floor of the Building substantially as shown hatched on the floor plan annexed hereto as Exhibit 1 and made a part hereof (the "New Eighth Floor Premises"), so that the term "Premises" as defined in the Lease shall mean collectively, the Seventh Floor Premises, the New Eighth Floor Premises and, up to and including the Existing Eighth Floor Expiration Date (as extended pursuant to the terms hereof), the Existing Eighth Floor Premises. Landlord does hereby lease to Tenant, and Tenant does hereby hire from Landlord, the New Eighth Floor Premises subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease, except to the extent that they are inappropriate or inapplicable to the New Eighth Floor Premises or are supplemented by this Amendment.

         3.       Rent.

                  1. Effective as of the Adjustment Date, paragraph (iii) of subsection B of Article 1 of the Lease shall be deemed modified by inserting the following as subparagraph (k) at the end thereof:

                           "(k) with respect to the New Eighth Floor Premises, for the period from the Adjustment Date through and including the Expiration Date, $170,221.00 per annum, payable in equal monthly installments of $14,185.08 each."


                  (b) Notwithstanding anything to the contrary hereinabove set forth, provided the Lease is in full force and effect and Tenant is not in material default thereunder (beyond the giving of notice and the expiration of any applicable grace periods), Tenant shall be entitled to a credit against the Rent payable with respect to the New Eighth Floor Premises only (exclusive of the Electrical Inclusion Factor payable with respect to the New Eighth Floor
Premises) for the period commencing on the Adjustment Date and ending on the earlier to occur of (i) the six (6) month anniversary of the Adjustment Date or
(ii) the second (2nd) month anniversary of the date Tenant, or anyone claiming under or through Tenant, first occupies the New Eighth Floor Premises for business.

                (c) It is expressly understood and agreed by the parties hereto that the Rent (inclusive of the Electrical Inclusion Factor) set forth in subparagraphs (g) - (i) of paragraph (iii) of subsection B of Article 1 of the Lease, as restated below, shall be deemed payable with respect to the Seventh Floor Premises only:

                                                     "(g) for the period
                                    commencing August 1, 1996 through July 31,
                                    1998, Three Hundred Ninety-Nine Thousand Two
                                    Hundred Thirty-One and 38/100 ($399,231.38)
                                    Dollars per annum, payable in equal monthly installments of Thirty-Three Thousand Two Hundred Sixty-Nine and 28/100 ($33,269.28) Dollars each;

                                                     (h) for the period
                                    commencing August 1, 1998 through July 31,
                                    2000, Four Hundred Twelve Thousand Seven
                                    Hundred Thirteen and 78/100 ($412,713.78)
                                    Dollars per annum, payable in equal monthly installments of Thirty-Four Thousand Three Hundred Ninety-Two and 82/100 ($34,392.82) Dollars each; and

                                                     (i) for the period
                                    commencing August 1, 2000 through the
                                    Expiration Date, Four Hundred Thirty-Nine
                                    Thousand Six Hundred Eighty and 38/100
                                    ($439,680.38) Dollars per annum, payable in equal monthly installments of Thirty-Six Thousand Six Hundred Forty and 03/100 ($36,640.03) Dollars
                                    each;".

                  (d) It is expressly understood and agreed by the parties hereto that the Rent (inclusive of the Electrical Inclusion Factor) set forth in subparagraph (j) of paragraph (iii) of subsection B of Article 1 of the Lease, as amended and restated below, shall be deemed payable with respect to the Existing Eighth Floor Premises only:

                           "(j) with respect to the Existing Eighth Floor
                  Premises, for the period from July 1, 1993 through and including the Relocation Date (as hereinafter defined), Fifty-Nine Thousand Two Hundred Thirty-Two and 00/100 ($59,232.00) Dollars per annum, payable in equal monthly installments of Four Thousand Nine Hundred Thirty-Six and

                  00/100 ($4,936.00) Dollars each;".

         4.       Escalations.

                  (a) Separate computations of the escalations in the Rent under
Article 28 of the Lease shall be made with respect to each of the Seventh Floor Premises, the Existing Eighth Floor Premises and the New Eighth Floor Premises.

                  (b) For the purposes of such computation as the same respects the New Eighth Floor Premises, subsection B of Article 1 of the Lease shall be deemed amended as of the Adjustment Date by inserting the following definitions, which shall be applicable to the New Eighth Floor Premises only:

                   "(xx) 'New Eighth Floor Premises Base Tax Year' shall
                         mean the Tax Year 1997/1998.

                   (xxi) 'Tenant's New Eighth Floor Premises Proportionate
                         Share' shall mean two and one-tenth percent (2.1%), which proportionate share was computed by dividing the number of rentable square feet deemed to be in the New Eighth Floor Premises by 265,646, which is the number of rentable square feet deemed to be in the Building.

                  (xxii) 'New Eighth Floor Premises Base Labor Year' shall mean the calendar year 1997.

                 (xxiii) 'New Eighth Floor Premises Base Energy Year' shall mean the calendar year 1997.

                   (xiv) 'New Eighth Floor Premises Labor Rate Factor' shall
                         mean 5,491.

                   (xxv) 'New Eighth Floor Premises Labor Rate Multiple' shall mean one (1)."

                 (c) It is expressly understood and agreed by the parties hereto that the definitions set forth in paragraphs (iv), (vi), (vii), (viii), (ix),
(x), (xi) and (xii) of subsection B of Article 1 of the Lease shall be applicable with respect to the Seventh Floor Premises only and that the definitions set forth in paragraphs (xiv) through (xix) of subsection B of
Article 1 of the Lease shall be applicable with respect to the Existing Eighth Floor Premises only. In addition, Landlord and Tenant expressly agree and acknowledge that the terms, conditions and provisions of Article 40 of the Lease shall be deemed to be inapplicable with respect to the

New Eighth Floor Premises.
         5.       Electricity.

                  (a) Landlord shall redistribute electrical energy in amounts sufficient to service all of Tenant's electrical needs within the New Eighth Floor Premises, including the air-cooling units located therein, as specified in the Engineering Plans (as hereinafter defined). The provisions of subsection H of Article 29 of the Lease shall be applicable with respect to the New Eighth Floor Premises. In applying the terms, conditions and provisions of such subsection to the New Eighth Floor Premises, the term "Electrical Inclusion Factor" shall be deemed to mean, as the same respects the New Eighth Floor Premises, $16,473.00 per annum. Notwithstanding the provisions of Article 29 of the Lease to the contrary, Landlord agrees that it shall not increase the Electrical Inclusion Factor for the New Eighth Floor Premises during the twelve
(12) month period immediately following the Adjustment Date.

         6. Heating. Landlord shall furnish adequate heat to the New Eighth Floor Premises on business days from 8:00 A.M. to 6:00 P.M. as and when required by law.

         7. Second Additional Security Deposit. Tenant shall deposit with Landlord on the date of the execution and delivery of this Amendment by Tenant, the amount of $18,827.22 in cash (the "Second Additional Security Deposit") as additional security for the faithful performance and observance by Tenant of the terms, conditions and provisions of the Lease, including, without limitation, the surrender of possession of the Premises to Landlord as provided therein. The Second Additional Security Deposit shall be added to and held as part of the Security Deposit subject to and in accordance with the provisions of paragraph 6 of the Second Amendment of Lease. Notwithstanding the provisions of paragraph 6 of the Third Amendment of Lease to the contrary, Tenant agrees that Landlord shall continue to hold the Additional Security Deposit made by Tenant with respect to the Existing Eighth Floor Premises following the surrender of such space to Landlord, which shall be held and applied in accordance with paragraph 6 of the Second Amendment of Lease.

         8. Condition of the New Eighth Floor Premises. Tenant acknowledges that it has examined the New Eighth Floor Premises and except for the work to be performed by Landlord in accordance with Schedule A annexed hereto and made a part hereof, accepts the New Eighth Floor Premises in its condition and state of repair existing as of the date of this Amendment and further agrees that Landlord shall have no other obligation to perform any work or make any installations in order to prepare the New Eighth Floor Premises for Tenant's occupancy. Landlord hereby represents that as of the date hereof, Landlord is not in receipt of written notice from any governmental authority that the New Eighth Floor Premises are in violation of law. The New Eighth Floor Premises shall be prepared by Tenant for Tenant's occupancy in accordance with Schedules B, C and D annexed hereto and made a part hereof and in accordance with all other terms, conditions and provisions contained in the Lease as modified hereby.

         9. Extension of the Existing Eighth Floor Premises Term. Notwithstanding the provisions of the Lease to the contrary, effective as of the Adjustment Date, the Existing Eighth Floor Premises Expiration Date shall be extended from February 28, 1997 to the date on which Tenant relocates its business operations from the Existing Eighth Floor Premises to the New Eighth Floor Premises in accordance with paragraph 10 of this Amendment (the "Relocation Date"). For the period from March 1, 1997 through the Relocation Date or earlier termination of the Lease, Tenant shall continue to pay the Rent as shall have been payable by Tenant for the Existing Eighth Floor Premises during the month of February, 1997 and shall continue to pay all items of additional rent or other escalation payments (with all base years as presently contained in the Lease) as presently provided in the Lease, pro-rated through the Relocation Date or such earlier date that the Lease may be terminated pursuant to law or under the Lease.

         10. Relocation to New Eighth Floor Premises. Within fifteen (15) days following the date that Tenant's Initial Alteration to the New Eighth Floor Premises is substantially completed, Tenant shall move its business operations conducted within the Existing Eighth Floor Premises to the New Eighth Floor Premises at Tenant's expense (including, without limitation, the relocation of all of Tenant's furniture, fixtures, equipment and other personal property) and upon failure of Tenant to so move to the New Eighth Floor Premises, Landlord may, as Tenant's agent, remove Tenant from the Existing Eight Floor Premises to the New Eighth Floor Premises.

         11. Release. Provided and upon the condition Tenant relocates from the Existing Eighth Floor Premises and surrenders possession thereof in the condition required under the Lease (as modified hereby), effective as of the Relocation Date, Tenant and Landlord shall be deemed to have mutually released each other, and their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising in connection with the Existing Eighth Floor Premises, except that nothing herein contained shall be deemed to constitute a release or discharge of Tenant with respect to (a) any obligation under the Lease with respect to the Existing Eighth Floor Premises which may arise after such release but which arises solely from matters occurring prior thereto, (b) any uncured defaults by Tenant which exist on the date of such release, (c) all third party claims in tort relating to matters arising during the Term of the Lease, (d) all Rent, additional rent and all other amounts payable with respect to the Existing Eighth Floor Premises which accrue prior to the effective date of such release which are not then ascertainable or billed.

         12. Brokerage. Landlord and Tenant each covenant, represent and warrant to the other that it neither consulted nor has had any dealings or communications with any broker or agent with regard to the New Eighth Floor Premises or this Amendment other than Newmark & Company Real Estate, Inc. and Henry F. Kessler Company, Inc. (collectively, the "Broker"). Landlord shall pay the Broker a commission in connection with the transactions contemplated by this Amendment pursuant to a separate agreement between Landlord and the Broker. Landlord and Tenant each agree to indemnify, defend and save the other harmless from and against all cost, expense (including attorney's fees and disbursements) or liability for any compensation, commissions or charges claimed by any broker or agent other than the Broker with whom such party has dealt in connection with the New Eighth Floor Premises or this Amendment. The provisions of this paragraph 12 shall survive the expiration or earlier termination of the Lease.

         13. Non-Disturbance Request. Landlord shall request a "non-disturbance agreement" for the benefit of Tenant, from the holder of the existing first mortgage on the Building with respect to the New Eighth Floor Premises and this Amendment, but the failure to obtain such agreement shall not affect the validity of this Amendment or the Lease and shall not give rise to any liability on the part of Landlord.

         14.      Miscellaneous.

                  (a) Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. Tenant hereby confirms that Landlord is not in default under any provisions of the Lease, that there are no presently existing claims, counterclaims or defenses with respect to the Lease and, to the extent any such claims, counterclaims and/or defenses may exist or may have existed, Tenant hereby agrees to waive the same.

                  (b) The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and, except as otherwise provided in the Lease as hereby supplemented, their respective successors and assigns.

                  3. This Amendment may not be changed orally but only by a writing signed by the party against whom enforcement thereof is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

535 FIFTH AVENUE LLC

By:      Axiom Real Estate Management, Inc.
         its authorized agent


         By:  /s/ Abraham Gelber
               Abraham Gelber, General Manager




WINSTON RESOURCES, INC., Tenant


By:  /s/ David Silver
         Name:  David Silver
         Title:  Vice President/Secretary

                                    EXHIBIT 1

                     Floor Plan of New Eighth Floor Premises

                                   SCHEDULE A


                                 LANDLORD'S WORK


         A. Landlord shall, at its sole cost and expense and without charge to Tenant, perform the following work in the New Eighth Floor Premises, all of which shall be of design and capacity of the building standard adopted by Landlord for the Building (collectively, "Landlord's Work"):

                  1. Install two (2) package air cooling units in the New
Eighth Floor Premises, including the main branch leading from such units up to the point of connection into the New Eighth Floor Premises, which installation shall not be considered part of the work subject to "Landlord's Contribution" as set forth in Schedule B of this Amendment; provided, however, any ductwork connecting such unit to the New Eighth Floor Premises shall be installed by Tenant as part of Tenant's Initial Alteration;

                  2.      Install missing radiators, as necessary;

                  3. Install replacement windows (which installation shall be completed on or prior to the substantial completion of Tenant's Initial Alteration); and

                  4. Provide Tenant with a Form ACP5, as necessary for Tenant to perform Tenant's Initial Alteration.

         B. Tenant acknowledges that all or portions of Landlord's Work may be performed after the Adjustment Date. Accordingly, Tenant agrees to cooperate with Landlord and/or Landlord's agents during the performance of such work for the purpose of assisting Landlord in the completion of the same.

         C. The parties hereto acknowledge that the air-cooling units to be installed by Landlord shall meet the specifications set forth in the mechanical plans for the New Eighth Floor Premises prepared by Landlord's engineer, HHF Design Consulting Limited, entitled "535 Fifth Avenue, Suite 800", Drawings M-1, M-2, E-1, SP1 and SP2 dated January 24, 1997, as the same may be revised from time to time (collectively, the "Engineering Plans").

                                   SCHEDULE B


                           TENANT'S INITIAL ALTERATION


         I. Tenant shall perform or cause the performance of Alterations in and to the New Eighth Floor Premises to prepare same for Tenant's initial occupancy thereof (" Tenant's Initial Alteration"). All Alterations to be performed by Tenant shall be, at a minimum, of a quality and standard equivalent to the standards for construction set by Landlord, from time to time, for the Building, and shall be subject to the prior approval of Landlord as set forth in Article 3 of the Lease. Tenant shall submit to Landlord or, at Landlord's direction, Landlord's Consultant, complete and detailed architectural, mechanical and engineering plans and specifications prepared by an architect or engineer licensed in the State of New York and reasonably approved by Landlord, which plans and specifications shall be stamped and certified by such architect or engineer, showing Tenant's Initial Alteration, which plans and specifications shall be prepared by Tenant, at Tenant's own cost and expense. Tenant's plans and specifications shall include all information necessary to reflect Tenant's requirements for the design and installation of any ductwork, heating, electrical, plumbing and other mechanical systems and all work necessary to connect any non-standard facilities to the Building's base mechanical, electrical and structural systems. Tenant's submission shall include not less than three (3) sets of sepias and five (5) sets of black and white prints.

         II. Tenant shall not perform work which would (a) require changes to structural components of the Building or the exterior design of the Building,
(b) require any material modification to the Building's mechanical installations or other Building installations outside the New Eighth Floor Premises, (c) not be in compliance with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the Building and/or the construction of the New Eighth Floor Premises, including but not limited to, the Americans with Disabilities Act of 1990, or (d) be incompatible with the Certificate of Occupancy for the Building. Any changes required by any governmental department affecting the construction of the New Eighth Floor Premises shall be performed at Tenant's sole cost.

         III. At the time that Tenant submits its plans and specifications to Landlord for Landlord's approval, such plans and specifications must be transmitted to Landlord with a cover letter specifically stating that "the enclosed plans and specifications are being transmitted to Landlord for its review and approval pursuant to the terms of the Lease." Landlord or Landlord's Consultant shall respond to Tenant's request for approval of any plans and specifications described in subsection A above within seven (7) business days following the submission of such plans and specifications prepared in accordance with the terms hereof. In the event Landlord or Landlord's Consultant shall disapprove of all or a portion of any of Tenant's plans and specifications, such disapproval shall be set forth in writing and shall include the reasons therefor in reasonable detail, in which event Tenant shall revise such plans and specifications and resubmit same to Landlord within seven (7) business days thereafter, time being of the essence. Landlord or Landlord's Consultant shall respond to Tenant's request for consent of any such revised plans within five
(5) business days following resubmission. The approval of plans and specifications by Landlord or Landlord's Consultant (hereinafter referred to as the " Final Plans") together with Tenant's satisfactory compliance with the requirements set forth in items (1) through (4) of Schedule C annexed hereto, shall be deemed an authorization for Tenant to proceed with Tenant's Initial Alteration, which shall be performed in accordance with the provisions of
Article 3 of the Lease and Schedule D of this Amendment. Tenant shall reimburse Landlord for any reasonable third-party consultant fees incurred in connection with Tenant's Initial Alteration, but in no event greater than $2,000.00. Neither the recommendation or designation of an architect or engineer nor the approval of the final plans and specifications by Landlord or Landlord's Consultant shall be deemed to create any liability on the part of Landlord with respect to the design or specifications set forth in the Final Plans.

IV. Landlord agrees to reimburse Tenant for the cost of Tenant's Initial Alteration, as approved by Landlord or Landlord's Consultant, (provided the same are substantially complete within six (6) months of the date Tenant obtains its building permit) to the extent of the lesser of (i) $164,730.00 or (ii) the actual cost to Tenant for Tenant's Initial Alteration (" Landlord's Contribution"). Landlord hereby agrees that up to fifteen (15%) percent of Landlord's Contribution may be applied by Tenant to (a) the fees of Landlord's Consultant, (b) the cost of installing telephone and computer wiring and cabling in the Premises and (c) the following "soft" costs incurred by Tenant in connection with Tenant's Initial Alteration: architectural and engineering fees and filing fees. Provided this Lease is in full force and effect and Tenant is not in material default hereunder (following the giving of notice and the expiration of any applicable grace periods), Landlord's Contribution shall be paid by progress payments as follows: on or before the first (1st) day of each calendar month, Tenant may submit to each of Landlord and Landlord's Consultant an application and certificate for payment (standard AIA Form G702) for that portion of Tenant's Initial Alteration previously completed, which application and certificate for payment must be accompanied by (i) all information and documents required thereunder and (ii) a partial lien waiver executed by the general contractor (the " General Contractor") and its subcontractors employed in connection with Tenant's Initial Alteration covering work previously paid for out of prior progress payments. Provided Landlord's architect verifies in writing that the work described in any such application and certificate for payment has been completed in accordance with the Final Plans, Landlord, on or about the thirtieth (30th) day of such calendar month shall remit to Tenant ninety percent (90%) of the amount so requisitioned by Tenant or such other amount as is approved by Landlord, based on the portion of Tenant's Initial Alteration which has been completed, with ten (10%) percent to be retained until final payment of Landlord's Contribution is due pursuant to the terms of this Subsection IV. Provided this Lease is in full force and effect and Tenant is not in default hereunder, Landlord shall pay the balance of Landlord's Contribution to Tenant within thirty (30) days of submission by Tenant of (a) paid receipts (or such other proof of payment as Landlord shall reasonably require) for work done in connection with Tenant's Initial Alteration, (b) a written statement from Tenant's architect or engineer that the work described on any such invoices has been completed in accordance with the Final Plans, (c) a lien waiver executed by the general contractor employed by Tenant in connection with Tenant's Initial Alteration, (d) proof reasonably satisfactory to Landlord that Tenant has complied with all of the conditions set forth in this Schedule B (as applicable), which shall include, without limitation, submission of all of the items described on Schedule D annexed hereto and made a part hereof and (e) two
(2) complete sets of "as-built" Final Plans.

                                   SCHEDULE C

                                REQUIREMENTS FOR
                        "CERTIFICATES OF FINAL APPROVAL"

1. All required Building Department Forms must be properly filled out and completed by the approved architect/engineer of record or Building Department expeditor, as required.

2. All forms are to be submitted to the Landlord for the owner's review and signature prior to submission of final plans and forms to the New York City Building Department, as required.

3. All pertinent forms and filed plans are to be stamped and sealed by a licensed architect and/or professional engineer, as required. All inspections are to be performed by the architect/engineer of record unless approved otherwise by the Landlord.

4. A copy of all approved forms, permits and approved Building Department plans (stamped and signed by the New York City Building Department) are to be submitted to the building office prior to start of work.

5. Copies of all completed inspection reports and Building Department Sign-offs are to be submitted to the building office immediately following completion of construction, as required.

6. All claims, violations or discrepancies with improperly filed plans, applications, or improperly completed work shall become the sole responsibility of the applicant to resolve, as required.

7. All changes to previously approved plans and applications must be filed under an amended application, as required. The Landlord reserves the right to withhold approvals to proceed with changes until associated plans are properly filed with the New York City Building Department, as required.

8. The architect/engineer of record accepts full responsibility for any and all discrepancies or violations with all local laws and building codes having jurisdiction over the work which arise out of errors or omissions in such architect's or engineer's work.

9. The Landlord reserves the right to reject any and all work requests and new work applications that are not properly filed or accompanied by approved plans and building permits.

         Checklist of "Certificates of Final Approval" required to be furnished by Tenant pursuant to Article 3 (Alterations) of Lease.

                  These forms must be furnished by the Architect/ Engineer of record or Building Department expeditor (filing agency) and approved by the Landlord prior to submitting all plans and forms to the New York City Building Department for final approval.

                  These forms must be furnished in order for Tenant to receive "Landlord's Contribution."

                    Form              Description

----- *             PW-1              Building Notice Application (Plan work
                                      approval application)

----- *             PW-1B             Plumbing/Mechanical Equipment
                                      Application and Inspection Report

----- *             PW-1              Statement Form B

----- *             TR-1              Amendment Controlled Inspection
                                      Report

----- *             TR-1              Amendment Controlled Inspection
                                      Report

-----               PW-2              Building Permit Form (All Disciplines)

-----               B Form 708        Building Permit "Card"

----- *             TR-1              Certification of Completed Inspection and
                                      Certified Completion Letter by
                                      Architect/Engineer of record or Building
                                      Department expeditor

-----               PW-3              Cost Affidavit Form

----- *             PW-6              Revised Certificate of Occupancy for
                                      change in use (if applicable)

* These items must be perforated (with the date and New York City Building Department Stamp) to signify New York City Building Department Approval. All forms must bear proper approvals and sign-offs prior to authorization given by the Landlord to proceed with the work.

                                   SCHEDULE D

                   TENANT ALTERATION WORK AND NEW CONSTRUCTION
                           CONDITIONS AND REQUIREMENTS


1. No Alterations are permitted to commence until original Certificates of Insurance required from Tenant's general contractor (the "General Contractor") and all subcontractors complying with the attached requirements are on file with the Building office.

2. All New York City Building Department applications with assigned BN# and permits must be on file with the Building office prior to starting work. A copy of the building permit must also be posted on the job site by the General Contractor. The General Contractor shall make all arrangements with Landlord's expeditor for final inspections and sign-offs prior to substantial completion.

3. The General Contractor shall comply with all Federal, State and local laws, building codes, OSHA requirements, and all laws having jurisdiction over the performance and handling of the Alterations.

4. The existing "Class E" fire alarm system (including all wiring and controls), if any, must be maintained at all times. Any additions or alterations to the existing system shall be coordinated with the Building office as required. All final tie-in work is to be performed by Landlord's fire alarm vendor and coordinated by the General Contractor. All costs for the tie-ins are reimbursable to Landlord by Tenant.

5. All wood used, whether temporary or not, such as blocking, form work, doors, frames, etc. shall be fire rated in accordance with the New York City Building and Fire Code requirements governing this work.

6. Building standby personnel (i.e. Building operating engineer and/or elevator operator), required for all construction will be at Landlord's discretion. Freight elevators used for overtime deliveries must be scheduled in writing with Landlord at least 24 hours in advance, as required. All costs associated are reimbursable to Landlord by Tenant.

7. The General Contractor shall comply with the Rules and Regulations of the Building elevators and the manner of handling materials, equipment and debris to avoid conflict and interference with Building operations. All bulk deliveries or removals will be made prior to 8:00 a.m. and after 5:00 p.m. or on weekends, as required.

8. No exterior hoisting will be permitted. All products or materials specified are to be assembled on-site, and delivered to the site in such a manner so as to allow unobstructed passage through the Building's freight elevator, lobbies, corridors, etc. The General Contractor will be responsible for protection of all finished spaces, as required.

9. All construction personnel must use the freight elevator at all times. Any and all tradesman found riding the passenger elevators without prior approval from Landlord will be escorted out of the Building and not be allowed re-entry without written approval from the Building office.

10. During the performance of Alterations, Tenant's construction supervisor or job superintendent must be present on the job site at all times.

11. During the performance of Alterations, all demolition work shall be performed after 6:00 p.m. during the week or on weekends. This would include carting or rubbish removal as well as performing any operations that would disturb other Building tenants or other occupants (drilling, chopping, grinding, recircuiting, etc.).

12. No conduits or cutouts are permitted to be installed in the floor slab without prior written approval from Landlord. Landlord reserves the right to restrict locations of such items to areas that will not interfere with the Building's framing system or components. No conduits or cutouts are permitted outside of Tenant's Premises.

13. Plumbing connections to Building supply, waste and vent lines are to be performed after normal working hours, and coordinated with the Building manager, and are to include the following minimum requirements:

         A. Separate shutoff valves for all new hot and/or cold water supply lines (including associated access doors).

         B. Patch and repair of existing construction on floor below, immediately following completion of plumbing work (to be performed after normal working hours, as required).

14. The General Contractor must coordinate all work to occur in public spaces, core areas and other tenant occupied spaces with Landlord, and perform all such work after normal working hours (to include associated patch and repair work). The General Contractor shall provide all required protection of existing finishes within the affected area(s).

15. The General Contractor must perform all floor coring, drilling or trenching after normal business hours, and obtain Landlord's permission and approval of same prior to performing such work.

16. Convector mounted outlets and associated conduits, wiring, boxes, etc., shall be located and installed in areas where they will not hinder the operation or maintenance of existing fan coil units or prevent removal or replacement of access panels or removable covers.

17. The General Contractor shall be responsible for all final tests, inspections and approvals associated with all modifications, deletions or additions to Building Class "E" systems and equipment.

18. Recircuiting of existing power/lighting panels and circuits affecting Building and/or tenant operations are to be performed after normal business hours and coordinated with the Building office in advance, as required.

19. All burning and welding to be performed in occupied or finished areas shall be performed after normal business hours and coordinated with the Building office in advance, as required. Proper ventilation of the work area will be required in order to perform this work.

20. The General Contractor shall provide Axiom Real Estate Management, Inc. and the Building office with all approved submittal and closeout documents as well as all required final inspections and Building Department sign-offs just prior to or immediately following completion of construction.

21. Any and all alterations to the Building sprinkler system (including draining of system) are to be performed after normal business hours and coordinated with the Building office, as required. All costs associated with the shut down, drain and refill of the sprinkler system are reimbursable to Landlord.

22. The General Contractor shall be responsible for any and all daily cleanup required to keep the job site clean throughout the entire course of the Alterations. No debris shall be allowed to accumulate in any public spaces.

23. The General Contractor shall be responsible for proper protection of all existing finishes and construction for Alterations to be performed in common Building areas. All Alterations to be performed in occupied areas outside of the Premises shall be performed after normal business hours and coordinated with the Building office, as required.

24. The General Contractor shall perform any and all hoisting associated with the Alterations after normal business hours. The General Contractor will obtain all required permits and insurance to perform work of this nature. The General Contractor shall specify hoisting methods and provide all required permits and insurance to Axiom Real Estate Management, Inc. and the Building office prior to commencement of Alterations.

25. Union labor shall be used by all contractors and subcontractors performing any and all Alterations within the Building. All contractors and subcontractors shall perform all work in a professional manner, and shall work in close harmony with one another as well as with the Building management and maintenance personnel.

26. The General Contractor shall forward complete copies of all approved contractor submittal, and Building and Fire Department sign-offs and Statement of Responsibility forms, to the Building office immediately following completion of construction.


                             INSURANCE REQUIREMENTS

LIABILITY LIMITATIONS

A. Comprehensive or Commercial General Liability Insurance written on an occurrence basis, to afford protection of $3,000,000 combined single limit for personal injury, bodily injury and/or death and Broad Form property damage arising out of any one occurrence; and which insurance shall include coverage for premises-operations (including explosion, collapse and underground coverage), elevators, contractual liability, owner's and contractor's protective liability, and completed operations liability.

B. Comprehensive Auto Liability Insurance covering the use of all owned, non-owned and hired vehicles providing bodily injury and property damage coverage, all on a per occurrence basis, at a combined single limit of $1,000,000.

C. Worker's Compensation Insurance providing statutory benefits for contractor's employees and Employer's Liability Coverage in an amount not less than $100,000/$500,000/$100,000.

D.       Property coverage damage to or loss of use of contractor's equipment.

CERTIFICATE HOLDER

535 Fifth Avenue LLC
c/o Axiom Real Estate Management, Inc.
545 Fifth Avenue
New York, New York 10017

ADDITIONAL INSUREDS

535 Fifth Avenue LLC
c/o Axiom Real Estate Management, Inc.
545 Fifth Avenue
New York, New York 10017

Salomon Brothers Realty Corp.
7 World Trade Center, 29th Floor
New York, New York 10048

Westhill Equities LLC and
Zeus Property LLC
each having an address at
c/o Emmes Realty Advisors LLC
420 Lexington Avenue, Suite 2702
New York, New York 10170

Emmes Realty Advisors LLC
420 Lexington Avenue, Suite 2702
New York, New York 10170

Nineteen New York Properties Limited Partnership
c/o Axiom Real Estate Management, Inc.
545 Fifth Avenue
New York, New York 10017

Four New York Properties LLC,
1626 New York Associates, L.P. and
Winthrop Financial Associates Limited Partnership each having an address at c\o First Winthrop Corporation
One International Place
Boston, Massachusetts 02110

First Winthrop Corporation

One International Place
Boston, Massachusetts 02110

Axiom Real Estate Management, Inc.
545 Fifth Avenue
New York, New York 10017


In addition to listing each of the Additional Insured parties, as noted above, the Certificate of Insurance, general liability form, shall state that "The General Aggregate limit applies separately to each project."

The name and address of the Additional Insureds shall appear on the Certificate of Insurance. The insurance agent's address and telephone number is also required.
                             D-6